Exhibit 5.1

[Letterhead of Davis Polk & Wardwell]

May 16, 2008

E*TRADE Financial Corporation

135 East 57th Street

New York, NY 10022

Ladies and Gentlemen:

We have acted as special counsel for E*TRADE Financial Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the resale by the selling securityholders named in the Registration Statement of (i) $1,671,415,000 aggregate principal amount of 12.5% Springing Lien Notes due 2017 (the “2017 Notes”) issued pursuant to the provisions of an Indenture, dated as of November 29, 2007, between the Company and the Bank of New York, as trustee (as amended, the “2017 Notes Indenture”), (ii) $229,245,000 aggregate principal amount of 8.0% Senior Notes due 2011 (the “2011 Notes”) issued pursuant to the provisions of an Indenture, dated as of June 8, 2004, between the Company and the Bank of New York, as trustee (as amended, the “2011 Notes Indenture”), (iii) $256,607,000 aggregate principal amount of 7.375% Senior Notes due 2013 (the “2013 Notes”) issued pursuant to the provisions of an Indenture, dated as of September 19, 2005, between the Company and the Bank of New York, as trustee (as amended, the “2013 Notes Indenture”), (iv) $124,600,000 aggregate principal amount of 7.875% Senior Notes due 2015 (the “2015 Notes” and, together with the 2017 Notes, 2011 Notes and 2013 Notes, the “Notes”) issued pursuant to the provisions of an Indenture, dated as of November 22, 2005, between the Company and the Bank of New York, as trustee (as amended, the “2015 Notes Indenture” and, together with the 2017 Notes Indenture, 2011 Notes Indenture and 2013 Notes Indenture, the “Indentures”) and (v) 4,840,430 shares (the “Blackrock Shares”) of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), issued to certain of the selling securityholders pursuant to that certain Securities Purchase Agreement dated as of November 29, 2007 between the Company, Blackrock Financial Management, Inc. and Investment Partners (A), LLC, 33,182,197 shares (the “Initial Citadel Shares” and, together with the Blackrock Shares, the “Issued Shares”) of Common Stock issued to Citadel AC Investments, Ltd. pursuant to that certain Master Investment and Securities Purchase Agreement between the Company and Wingate Capital Ltd. (as amended, the “Investment Agreement”) and 46,684,890 shares to be issued to Citadel AC Investments, Ltd. pursuant to the Investment Agreement (the “Additional Citadel Shares”). For purposes of this opinion, the Notes, Issued Shares and Additional Citadel Shares are referred to herein as the “Securities”.

We, as your counsel, have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

Based upon the foregoing, we are of the opinion that:

(1) The Notes are valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability; provided that we express no opinion as to (x) the enforceability of any waiver of rights under any usury or stay law or (y) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Notes to the extent determined to constitute unearned interest.

(2) The Issued Shares have been validly issued and fully paid and are non-assessable and, when the Additional Citadel Shares are issued and delivered in accordance with the Investment Agreement, such Shares will be validly issued, fully paid and non-assessable.

(3) Although the discussion in the prospectus that is a part of the Registration Statement under the caption “Material U.S. Federal Income Tax Considerations” does not purport to discuss all possible United States federal income tax consequences of purchase, ownership and disposition of the Securities, such discussion (other than any discussion of the Company’s beliefs or expectations), insofar as it constitutes a summary of matters of law or legal conclusions, and based on the assumptions and subject to the qualifications and limitations set forth therein, constitutes an accurate summary of the matters discussed therein in all material respects.

In rendering the foregoing opinions, we have assumed that each party to the Indentures and the Notes (the “Documents”) has been duly incorporated and is validly existing and in good standing under the laws of the jurisdiction of its organization. In addition, we have assumed that the execution, delivery and performance by each party thereto (other than as expressly covered above in respect of the Company) of each Document to which it is a party, (1) are within its corporate powers, (2) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of such party, (3) require no action by or in respect of, or filing with, any governmental body, agency or official and (4) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon such party, and that each Document is a valid, binding and enforceable agreement of each party thereto, other than the Company.

We express no opinion with respect to the creation, attachment, perfection or priority of any lien that may be required to be granted pursuant to the 2017 Indenture or as to the enforcement of remedies against, or the realization of, any lien, and we express no opinion as to the right, title or interest of the Company in or to any collateral or the value given therefor. We express no opinion regarding whether the creation of a lien upon the equity securities of the Broker-Dealer Subsidiaries (as such term is defined in the 2017 Indenture) pursuant to Section 4.20 of the 2017 Indenture would require any notice to or approval by any self-regulatory organization.

We express no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provisions of applicable law on the conclusions expressed above.

We express no opinion as to the effect (if any) of any law of any jurisdiction (except the State of New York) in which any enforcement of any Indenture or Note may be sought that limits the rates of interest legally chargeable or enforceable.

We are members of the Bar of the State of New York and California and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware, except that we express no opinion as to any law, rule or regulation that is applicable to the Company, the Documents or the transactions described herein solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell

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